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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CHESAPEAKE UTILITIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0064146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of principal executive offices	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Participating Cumulative Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Explanatory Note: This Form 8-A/A is filed by Chesapeake Utilities Corporation (the “Registrant”) to reflect the expiration of the Series A Participating Cumulative Preferred Stock Purchase Rights (the “Rights”) registered on the Form 8-A filed with the Securities and Exchange Commission on August 24, 1999.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

Effective February 27, 2018, the Registrant entered into that certain Second Amendment to Rights Agreement (the “Amendment”) with Computershare Trust Company, N.A. The Amendment accelerated the expiration of the Rights from 5:00 p.m., New York City time on August 20, 2019, to 5:00 p.m., New York City time, on February 27, 2018 (the “Final Expiration Date”).

As a result, the Rights Agreement by and between the Registrant and BankBoston, N.A., dated August 20, 1999, as amended by that certain First Amendment to Rights Agreement by and between Registrant and Computershare Trust Company, N.A., as successor rights agent, dated September 12, 2008 (collectively, the “Rights Agreement”) and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.4867 per share, of the Registrant, is no longer accompanied by a Right. Stockholders were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

On February 28, 2018, the Registrant filed with the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Registrant’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Registrant’s Certificate of Voting Powers, Designation, Preferences and Relative Participating Common Optional and Other Special Rights and Qualifications, Limitations, or Restrictions of Series A Participating Cumulative Preferred Stock, as filed with the Secretary of State of the State of Delaware on August 25, 1999. No shares of Series A Participating Cumulative Preferred Stock were issued and outstanding at the time of filing the Certificate of Elimination.

The foregoing are summaries of the terms of the Amendment and Certificate of Elimination. The summaries do not purport to be complete and are qualified in their entirety by reference to the Amendment and Certificate of Elimination, copies of which are attached as Exhibits 4.3 and 3.1, respectively, and incorporated herein by reference.

Item 2.	Exhibits.

3.1	Certificate of Elimination dated February 27, 2018 (incorporated by reference to Exhibit 3.6 to the Annual Report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on March 1, 2018).

4.1	Rights Agreement, dated August 20, 1999, by and between Registrant and BankBoston, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on August 24, 1999).

4.2	First Amendment to Rights Agreement, dated September 12, 2008, by and between Registrant and Computershare Trust Company, N.A., as successor rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Registrant with the Securities and Exchange Commission on September 12, 2008).

4.3	Second Amendment to Rights Agreement, effective as of February 27, 2018, by and between Registrant and Computershare Trust Company, N.A., as successor rights agent (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K filed by Registrant with the Securities and Exchange Commission on March 1, 2018).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATED: June 1, 2018	CHESAPEAKE UTILITIES CORPORATION

	By:	/s/ Beth W. Cooper
	Name:	Beth W. Cooper
	Its:	Senior Vice President and Chief Financial Officer

SEC 1922 (6-15)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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